Exhibit 99.1

Contacts:
Investors/Corporate:
John R. Emery
Chief Financial Officer
(732) 537-4804
investor@ventiv.com

VENTIV HEALTH, INC. REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER 2004

  Quarterly revenues of $70.7 million, up 62% compared to first quarter 2003
  Quarterly earnings per share of $0.20 compared to $0.01 in first quarter 2003, driven by operating leverage on higher revenues
  Deployments completed for 340 of 365 sales reps for contracts won in first quarter 2004
  March 31 cash balance of $64.5 million

SOMERSET, NEW JERSEY, April 29, 2004 -- Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, today announced financial results for the first quarter of 2004. Results discussed below exclude Ventiv’s discontinued Communications and European Contract Sales businesses.

Quarterly Results:
  Total revenues for the first quarter of 2004 were $70.7 million, compared to $43.7 million for the first quarter of 2003.
  Earnings from continuing operations before income taxes were $8.0 million, compared to $0.4 million for the first quarter of 2003.
  Net earnings from continuing operations after income taxes were $4.9 million, compared to $0.2 million for the first quarter of 2003.
  Diluted net earnings per share from continuing operations after income taxes were $0.20, compared to $0.01 for the first quarter of 2003.

Divisional results include:

  Ventiv Sales & Marketing (VSM) reported revenues of $62.8 million during the first quarter of 2004, versus $37.4 million during the first quarter of 2003.
  Health Products Research (HPR), Ventiv’s Planning & Analytics business, reported revenues of $7.9 million during the first quarter of 2004, versus $6.3 million during the first quarter of 2003.

Eran Broshy, CEO of Ventiv, commented, “I am extremely pleased with Ventiv’s first quarter results, which have substantially exceeded our expectations. Our strong performance was the result of significant new VSM contract wins as well as additional services provided to several new and existing HPR clients. In addition, we continue to manage costs very tightly in all areas of our business. This combination has generated significant operating leverage in Ventiv’s business model.”

Mr. Broshy added, “I am also pleased to announce today that Ventiv has completed deployment for 340 of 365 sales representatives for contracts won in the first quarter of 2004. This activity underscores Ventiv’s ongoing ability to win new business based on delivering high impact results in a flexible and cost-effective manner.”

Conference call information:
Friday, April 30, 2004, 8:30am Eastern Time.
Call in number: 706-634-1065
Live and archived webcast: www.ventiv.com

About Ventiv Health
Ventiv Health, Inc. (Nasdaq: VTIV) is a leading provider of outsourced sales and marketing solutions to the world’s leading pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations. Ventiv has established a leadership position within the industry based on a long history of building and managing sales teams and providing consultative planning and analytics services across multiple therapeutic areas.

The Ventiv delivery model is flexible and client focused, enabling Ventiv to rapidly respond to changing client needs and market conditions across the full spectrum of sales and marketing support, with both integrated and independent programs. These include: Sales and Marketing Teams (Ventiv Sales and Marketing Teams™), Planning and Analytics (Health Products Research®), Recruitment (Ventiv Recruitment Services™), Professional Development and Training (Ventiv Professional Development Group™), Marketing Support (Promotech), Data Solutions (Total Data Solutions™) and Clinical Support (The Therapeutics Institute™). Ventiv is a multi-discipline company with a singular focus on providing excellence in customized solutions to meet clients’ sales and marketing objectives.
Ventiv’s approximately 2,600 employees support over forty client organizations, including a number of the world’s leading pharmaceutical companies as well as emerging and specialty pharmaceutical and biotech organizations. For more information on Ventiv Health, visit www.ventiv.com.

VENTIV HEALTH, INC. REPORTS FIRST QUARTER 2004 RESULTS Page 3 of 4

Ventiv Health, Inc.
Condensed Consolidated Statements of Operations
($’s in 000’s, except share and per share data)
(unaudited)
	Three Months Ended

	March 31,

	2004	2003

Revenues	$70,661	$43,654
Operating expenses:
Costs of services	56,311	37,856
Selling, general and administrative expenses	6,271	5,433
Total operating expenses	62,582	43,289

Operating earnings	8,079	365
Net interest expense	(98)	(3)

Earnings from continuing operations before income taxes	7,981	362
Provision for income taxes	(3,033)	(138)

Earnings from continuing operations	4,948	224

Discontinued operations:
Losses from discontinued operations, net of taxes	-	(843)
Gains (losses) on disposals of discontinued operations, net of taxes	155	(553)
Net earnings (losses) from discontinued operations, net of taxes (1)	155	(1,396)

Net earnings (losses)	$5,103	$(1,172)

Earnings per share from continuing operations:
Basic	$0.22	$0.01
Diluted	$0.20	$0.01

Earnings (losses) per share from discontinued operations:
Basic	$--	$(0.06)
Diluted	$0.01	$(0.06)

Consolidated earnings (losses) per share:
Basic	$0.22	$(0.05)
Diluted	$0.21	$(0.05)

Weighted average number of common shares outstanding:
Basic	22,906,021	22,892,003
Diluted	24,404,770	23,104,067

(1)Net earnings (losses) from discontinued operations include Ventiv’s Communications and European Contract Sales businesses, which have been divested.

VENTIV HEALTH, INC. REPORTS FIRST QUARTER 2004 RESULTS Page 4 of 4

Ventiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)
	March 31,	December 31,
	2004	2003

Cash (1)	$64,501	$56,642
Account Receivable, Net	38,928	41,836
Unbilled Services	22,435	21,347
Client Advances & Unearned Revenue	4,469	4,859
Working Capital (2)	73,808	68,402
Capital Lease Obligations	26,555	26,588
Depreciation (3)	3,593	9,485
Amortization (3)	5	19
Days Sales Outstanding (4)	89	103

1)Cash includes restricted cash of $2.9 million at March 31, 2004 and $1.7 million at December 31, 2003.

2)Working Capital is defined as Total Current Assets less Total Current Liabilities.

3)Depreciation and amortization are reported on a year-to-date basis.

4)Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the balance sheet date, against revenues for the trailing 12-month period then ended.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.